1100 LOUISIANA SUITE 3800	HOUSTON, TEXAS 77002-5218	FAX (713) 651-0849 TELEPHONE (713) 651-9191

Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Ryder Scott Company, L.P. hereby consents to the use of its name and the information from its reports regarding its estimates of reserves and future net revenues from the production and sale of those reserves for the year ended June 30, 2008 in the Registration Statement on Form S-3 of Energy XXI (Bermuda) Limited.

RYDER SCOTT COMPANY, L.P.

Houston, Texas
March 31, 2009

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